Exhibit 10.3

January 3, 2017

STRICTLY CONFIDENTIAL

NeuroMetrix, Inc.

1000 Winter Street

Waltham, MA 02451

Attn: Thomas Higgins

Reference is made to the engagement agreement (the “Engagement Agreement”), dated June 2, 2016, as amended on November 22, 2016 and December 19, 2016, by and between NeuroMetrix, Inc. (the “Company”) and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), pursuant to which Rodman shall serve as the exclusive agent, advisor or underwriter of the Company in connection with an Offering (as defined in the Engagement Agreement).

The Company and Rodman hereby agree to amend Section A.2 and A.3 of the Engagement Agreement. As such, Section A.2 is hereby amended and restated in its entirety to read as follows:

Warrant Coverage. The Company shall issue to Rodman or its designees at each Closing, warrants (the “Rodman Warrants”) to purchase that number of shares of common stock of the Company equal to 7.5% of the aggregate number of shares of Common Stock issued as a result of new investments in the Company’s securities made in each Offering (and if the Securities are convertible or include a “greenshoe” or “additional investment” option component, such number of shares of Common Stock underlying such Securities or options, with the warrant issuable upon conversion of the Securities or the exercise of the option). If the Securities included in an Offering are non-convertible, the Rodman Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock. The Rodman Warrants shall have the same terms as the warrants issued to investors in the applicable Offering, except that such Rodman Warrant shall have an exercise price equal to 125% of the public offering price per share in the applicable Offering. If no warrants are issued to investors in an Offering, the Rodman Warrants shall be in a customary form reasonably acceptable to the Company and to Rodman, have a term of 5 years and an exercise price equal to 125% of the then market price of the Common Stock.

As such, Section A.3 is hereby amended and restated in its entirety to read as follows:

Expense Allowance. Out of the proceeds of each Closing (which Closing may consist of one or more closings related to the same Offering), the Company also agrees to pay Rodman up to $100,000 for its legal fees and expenses, subject to reimbursement by Rodman to the Company if not used, in accordance with FINRA Rule 5110(f)(2)(C) and (f)(2)(D) (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement).

 430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

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Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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 430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

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IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:

NEUROMETRIX, INC.

By	/s/ Thomas Higgins
Name: Thomas Higgins
Title: Chief Financial Officer

 430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

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